Exhibit 99.1

Electronic mail message:

From: Michael Browne

Sent: Friday, March 11, 2016 9:35 AM

To: William Hankowsky; Wendell Holland; Richard Glanton; DeBenedictis, Nick; Michael Browne; Lon Greenberg; Ellen Ruff; Franklin, Chris

cc: Luning, Christopher

Subject: Resignation from the Board

Dear Directors,

As you are aware, I was notified by Ellen Ruff yesterday that I will not be renominated to the Board of Directors of Aqua America. The reason given was my lack of public utility experience. All of you know that this is disingenuous.

In reality, the reason for this action is to ensure that there can be no effective criticism of the non-executive Chairman of the Board nor any truly independent voice on the Board as regards corporate governance matters. It is contrary to the best interests of Aqua America’s Shareholders.

Accordingly, I hereby resign from the Board of Directors of Aqua America effective immediately.

Michael Browne